Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

DUKE REALTY CORPORATION REPORTS

FOURTH QUARTER RESULTS

Liquidity Position Enhanced – 2009 Dividend Reduced;

Earnings Guidance and

Expense Control Measures Announced

(Indianapolis, January 28, 2009) – Duke Realty Corporation (NYSE: DRE) today reported results for the fourth quarter of 2008 and for the year ended December 31, 2008.

Operating Highlights

•	FFO per share of $0.71 for the quarter and $2.55 for the year.

•	Liquidity position enhanced:

•	Dividend reduced; $150 million in cash to be retained annually;

•	Properties and land sold; $265 million in cash generated in the fourth quarter;

•	Repurchased $38.5 million of unsecured debt obligations at a discount in the fourth quarter.

•	Operating expenses reduced:

•	Retail, national build-to-suit development businesses closed;

•	Operations in start-up markets discontinued;

•	Workforce reduced; management salaries frozen

•	2009 FFO guidance issued: $1.85 – $2.15 per share.

“We are pleased with the company’s performance for the quarter given the constrained capital markets and the current economy,” said Dennis D. Oklak, chairman and chief executive officer. “Leasing activity remained solid during the quarter.

“Duke’s long-term strategy as a fully integrated national owner, manager and developer of industrial, office, and healthcare properties remains sound.”

Oklak continued, “Liquidity remains the most important priority for the company in these difficult times. The company’s short-term emphasis is on strengthening its capital position, optimizing performance of existing assets, and taking advantage of third-party development opportunities, such as the recently announced Base Realignment and Closure Commission project for the U. S. Army Corps of Engineers (BRAC).”

Financial Performance

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FFO for the fourth quarter of 2008 was $0.71 ($0.69 excluding $14.0 million of gains on the repurchase of preferred stock and $11.4 million of impairment charges), compared with $0.80 for the fourth quarter of 2007. The variance is attributable to higher gains on the sale of land in the fourth quarter of 2007 and to increased interest expense in 2008 attributable to properties that were recently placed in service. FFO for the year ended December 31, 2008 was $2.55 ($2.53 excluding the gains on the repurchase of preferred stock and impairment charges), compared with $2.74 for 2007.

•

Net income per diluted share (EPS) for the fourth quarter was $0.15, compared with $0.40 for the fourth quarter of 2007. The variance is primarily attributable to the land sale gains and interest expense mentioned above, and to resumption of depreciation on held-for-rental assets previously classified as held-for-sale. EPS for the year ended December 31, 2008 was $0.38, compared with $1.55 for 2007.

•

The company made opportunistic repurchases of $12.4 million of preferred stock during the fourth quarter, resulting in the $14.0 million gain. These transactions had a positive impact on the company’s fixed-charge ratios.

•

The company completed the $105 million land sale and began development of the previously announced BRAC project in Alexandria, VA, which involves relocation of various Department of Defense personnel from leased space in Northern Virginia. The project, including a portion of the gain from the land sale, contributed over $7 million to FFO from service operations during the quarter.

•	The company incurred charges of $3.0 million during the quarter from the write-off of costs related to development projects that it no longer intends to pursue.

Common Stock Dividend Reduced; Liquidity Position Enhanced

Dividend Reduced

The company’s Board of Directors has declared a quarterly cash dividend on the company’s common stock of $0.25 per share. The first quarter dividend will be payable February 27, 2009 to shareholders of record as of February 13, 2009. The 2009 annual dividend of $1.00 per share is a reduction from the 2008 annual dividend of $1.94 per share.

“Duke’s dividend has increased every year since becoming a public company in 1993,” Oklak said. “In view of the unprecedented state of the capital markets, we believe that it is prudent to reduce the dividend. Doing so will enable us to retain approximately $150 million in cash annually, thus strengthening the company’s liquidity position going forward.”

The Board also declared the following dividends on the company’s outstanding preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Series J	DREPRJ	$0.414063	February 13, 2009	February 27, 2009
Series K	DREPRK	$0.406250	February 13, 2009	February 27, 2009
Series L	DREPRL	$0.412500	February 13, 2009	February 27, 2009
Series M	DREPRM	$0.434375	March 17, 2009	March 31, 2009
Series N	DREPRN	$0.453125	March 17, 2009	March 31, 2009
Series O	DREPRO	$0.523438	March 17, 2009	March 31, 2009

Further Liquidity Enhancements Announced

Oklak noted that the company’s unsecured bond maturities are modest through December 31, 2010, amounting to $411.5 million, or 9.6% of total debt outstanding. To further enhance its liquidity position, the company executed the following transactions:

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Dispositions of properties and undeveloped land, which generated over $265 million in proceeds during the fourth quarter of 2008. These proceeds will be used to pay down existing debt obligations, including $125 million of unsecured bonds that mature in February 2009;

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Repurchase of $38.5 million of unsecured debt in the fourth quarter that was to mature in 2009 and 2010. In January 2009, the company repurchased an additional $29.5 million of unsecured debt that was to mature in 2009, 2010 and 2011. These total debt obligations of $68.0 million were repurchased for $59.9 million, a discount to par value of 11.9%;

•

In addition, during the first quarter of 2009, the company executed a secured debt commitment for approximately $113 million and anticipates obtaining an additional commitment of approximately $40 million within the next few days. Both of these loans are expected to close during the first quarter of 2009.

Operating Expense Reductions

The company has taken steps to align its operating costs with its anticipated level of activity under current and expected economic conditions. These steps included:

•	Exiting the retail and national build-to-suit development businesses;

•	A company-wide reduction in workforce of about 19% of total employees since the beginning of 2008, which reflects the company’s scaling back of development operations;

•	A salary freeze for all of Duke’s top 64 management employees in 2009; and

•	Closing of operations in Austin and San Antonio, Texas; Seattle, Washington; and Newport Beach, California.

“Management will continue to evaluate operating expenses and adjust them accordingly throughout the year,” Oklak noted.

“The decision to close operations in our newest markets was difficult, given their long-term growth potential,” Oklak explained. “However, the lack of available capital and the company’s emphasis on liquidity made the possibility of developing properties in these markets remote in the near term.” Oklak added that the company’s investment in these markets was minimal. “We will consider returning to these markets once the economy improves, in keeping with Duke’s long-term strategy,” he said.

Portfolio Performance

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Duke’s 703 stabilized, in-service properties (119 million square feet) were 92.4% leased at December 31, 2008, compared with 93.8% and 95.0% at September 30, 2008 and December 31, 2007, respectively. The decrease is primarily attributable to the addition of properties to the stabilized portfolio during the fourth quarter that have been in service for one year but have not reached occupancy levels of at least 90%.

•	The company’s total portfolio occupancy improved during the quarter to 88.9% at December 31, 2008, compared with 88.2% and 87.1% at September 30, 2008 and December 31, 2007, respectively.

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The company executed major leases for properties during the fourth quarter, including Grand Lakes II (653,000 square feet), an industrial warehouse in Dallas; Buildings B-2 and B-4 of Chesapeake Commerce Center (220,000 square feet), an industrial park in Baltimore which is now 100% leased; and Lakeside Crossing II (116,000 square feet), an office building in St. Louis.

•	The preponderance of the company’s FFO in 2008 (92.2%) continued to be attributable to core operations rather than to gains from dispositions of assets.

•	Same-store net operating income increased 1.8% during the fourth quarter and 3.0% for the year over 2007.

•	The company’s tenant retention rates for the fourth quarter and the year were 69.3% and 71.9%, respectively.

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None of the company’s tenants accounts for more than 1.7% of future annualized gross effective rent as of December 31, 2008, and the largest tenant of the company’s in-service properties is the United States government.

“The fundamentals of our portfolio held up well during 2008,” Oklak commented. “Looking ahead, we expect 2009 to be much more challenging from a leasing perspective. We will continue to focus on renewals and extensions of existing leases and continuing relationships with strong credit tenants.”

Real Estate Investment Activity

Development

Wholly Owned Properties

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The company’s wholly owned development pipeline at December 31, 2008 aggregated $372.6 million, with $230 million in remaining costs to be incurred. The pipeline consisted of 18 properties (1.9 million square feet) that were 86% preleased with an anticipated stabilized yield of 8.4%.

•

In accordance with its planned reduction in new development, the company’s starts for the fourth quarter aggregated only $43.4 million with an average initial stabilized yield of 9.3%. These included an office property for Monsanto in St. Louis and a healthcare project for the Baylor University Medical Center in Dallas, both of which are 100% preleased.

•	The company placed into service three held-for-rental properties (476,000 square feet) that were 33% leased.

Joint Venture Properties

•

The company’s joint venture development pipeline at December 31, 2008 aggregated $356.6 million, with $167.0 million in remaining costs to be incurred. The pipeline consisted of five properties (2.1 million square feet) that were 12% preleased with an anticipated stabilized yield of 8.2%. Each joint venture has obtained third-party debt to finance these properties, with no anticipated future funding requirements from the company. (All joint venture costs and square footage are reported at 100% ownership.)

•	No joint venture properties were started or placed in service during the fourth quarter.

Acquisitions

No properties were acquired during the fourth quarter.

Dispositions

Fourth quarter building dispositions were $119.3 million at a stabilized capitalization rate of 7.2%. For the year ended December 31, 2008, the company received gross proceeds from building dispositions of $426.3 million at a stabilized capitalization rate of 7.2%. In addition, the company sold $147.8 million of land during the year, including 16 acres to the United States government for $105 million as part of the BRAC project.

Real Estate Valuation

During the fourth quarter of 2008, the company completed a detailed review of its operating and development assets and land holdings in accordance with guidelines under generally accepted accounting principles. The company recorded impairment charges for the quarter of $11.4 million, or $0.07 per share, pertaining to certain land parcels ($8.6 million) and two build-for-sale projects ($2.8 million). These charges were the result of increases in estimated capitalization rates and changes in market conditions that negatively affected values. These non-cash charges have no effect on liquidity, nor do they have a material impact on compliance with the company’s credit facility or unsecured bond covenants.

The company also incurred charges of approximately $8.3 million, or $0.05 per share, for the year ended 2008 from the write-off of costs related to development projects that it no longer intends to pursue.

Earnings Guidance and 2009 Outlook

“Looking ahead to the remainder of 2009, we expect another very challenging year,” Oklak said. “Capital will remain scarce, and new development will be at a standstill. Our earnings guidance reflects the state of the economy and our emphasis on liquidity and asset management. Once the economy improves, we will be well-positioned to capitalize on opportunities in the industrial, office and healthcare sectors in our existing markets.”

The company expects FFO for 2009 to be in a range of $1.85 to $2.15 per share. The assumptions underlying FFO guidance are as follows:

•	No gains from the sale of build-for-sale properties, compared with $40.6 million, or $0.26 per share, in 2008;

•	Reduced land sale gains in 2009 of $0.04 per share compared to approximately $0.08 in 2008;

•	Increased interest expense attributable to unstabilized development properties that have recently been placed in service;

•	Slightly declining occupancy levels and same store growth in 2009 compared with 2008;

•	Additional non-cash interest expense of $0.04 per share associated with the implementation of a new accounting pronouncement related to convertible debt.

Guidance is provided for informational purposes and is subject to change. More specific assumptions and components of 2009 FFO will be available after 6:00 p.m. EST today through the Investor Relations section of the company’s Web site.

New Director Elected

Thomas J. Baltimore Jr. has been elected to the company’s board of directors. Mr. Baltimore is co-founder and president of RLJ Development, a privately held real estate investment firm with almost $2 billion in equity under management from several major public and corporate pension funds and financial institutions. Prior to founding RLJ, Mr. Baltimore was a vice president of Hilton Hotels Corporation and held various management positions with Marriott Corporation. He serves on the board of directors of Prudential Financial, Inc. and Integra LifeSciences Holdings Corporation.

About Duke Realty Corporation

Duke Realty Corporation specializes in the ownership, management and development of office, industrial, and healthcare real estate. In terms of market capitalization, Duke is the largest publicly traded, vertically integrated office/industrial/healthcare real estate company in the United States. The company owns, manages, or has under development more than 144 million rentable square feet in 20 major U.S. cities. Duke Realty

Corporation is publicly traded on the NYSE under the symbol DRE and is listed on the S&P MidCap 400 Index. More information about Duke is available at www.dukerealty.com.

Fourth Quarter Earnings Call and Supplemental Information

Duke is hosting a conference call tomorrow, January 29, 2009, at 3:00 p.m. EST to discuss its fourth quarter operating results. All investors and other interested parties are invited to listen to the call. Access is available through the Investor Relations section of the company’s Web site.

A copy of the company’s supplemental information fact book will be available after 6:00 p.m. EST today through the Investor Relations section of the company’s Web site.

Financial Highlights

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Operating Results	2008	2007	2008	2007
Revenues from continuing operations	$264,531	$268,845	$996,087	$951,447
Earnings from rental operations	14,920	43,208	79,565	126,346
Earnings from service operations	25,402	25,781	61,943	52,034
Funds from operations available for common shareholders - Basic	106,068	116,750	375,906	384,032
Funds from operations available for common shareholders - Diluted	113,059	123,492	395,401	409,414
Net income available for common shareholders - Basic	21,717	58,666	56,616	217,692
Net income available for common shareholders - Diluted	22,824	61,964	59,584	232,091

Per Share:
Funds from operations available for common shareholders - Basic	$0.72	$0.80	$2.56	$2.76
Funds from operations available for common shareholders - Diluted	$0.71	$0.80	$2.55	$2.74
Net income available for common shareholders - Basic	$0.15	$0.40	$0.39	$1.56
Net income available for common shareholders - Diluted	$0.15	$0.40	$0.38	$1.55
Dividend payout ratio of funds from operations	68.3%	60.0%	75.9%	69.9%
Weighted average shares outstanding
Basic - Funds From Operations and Net Income	147,615	145,623	146,915	139,255
Diluted - Funds From Operations	159,631	154,467	155,041	149,614
Diluted - Net Income	155,347	154,467	155,041	149,614

Balance Sheet Data			December 31, 2008	December 31 2007
Net real estate investments			$6,096,519	$6,101,332
Total assets			7,690,883	7,661,981
Total debt			4,298,478	4,316,460
Shareholders’ equity			2,821,758	2,750,033
Common shares outstanding at end of period			148,420	146,175

Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended December 31, (Unaudited)
	2008			2007
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$21,717	147,615	$0.15	$58,666	145,623	$0.40
Add back:
Minority interest in earnings of unitholders	1,107	7,299		3,298	8,146
Other potentially dilutive shares		433			698

Diluted Net Income Available for Common Shares	$22,824	155,347	$0.15	$61,964	154,467	$0.40

Reconciliation to Funds From Operations ("FFO")
Net Income Available for Common Shares	$21,717	147,615	$0.15	$58,666	145,623	$0.40
Adjustments:
Depreciation and Amortization	83,996			69,469
Company Share of Joint Venture Depreciation and amortization	9,552			5,796
Earnings from depreciable property sales-wholly owned	(5,021)			(9,321)
Earnings from depreciable property sales-JV	0			(4,416)
Minority interest share of adjustments	(4,176)			(3,444)

Basic Funds From Operations	106,068	147,615	$0.72	116,750	145,623	$0.80
Minority interest in earnings of unitholders	1,107	7,299		3,298	8,146
Joint venture partner convertible ownership option	1,708	4,284
Minority interest share of adjustments	4,176			3,444
Other potentially dilutive shares		433			698

Diluted Funds From Operations	$113,059	159,631	$0.71	$123,492	154,467	$0.80

	Twelve Months Ended December 31, (Unaudited)
	2008			2007
	Amount	Wtd. Avg. Shares	Per Share	Amount	Wtd. Avg. Shares	Per Share
Net Income Available for Common Shares	$56,616	146,915	$0.39	$217,692	139,255	$1.56
Add back:
Minority interest in earnings of unitholders	2,968	7,619		14,399	9,204
Other potentially dilutive shares		507			1,155

Diluted Net Income Available for Common Shares	$59,584	155,041	$0.38	$232,091	149,614	$1.55

Reconciliation to Funds From Operations ("FFO")
Net Income Available for Common Shares	$56,616	146,915	$0.39	$217,692	139,255	$1.56
Adjustments:
Depreciation and Amortization	314,952			277,691
Company Share of Joint Venture Depreciation and amortization	38,321			26,948
Earnings from depreciable property sales-wholly owned	(16,961)			(121,072)
Earnings from depreciable property sales-share of joint venture	(495)			(6,244)
Minority interest share of adjustments	(16,527)			(10,983)

Basic Funds From Operations	375,906	146,915	$2.56	384,032	139,255	$2.76
Minority interest in earnings of unitholders	2,968	7,619		14,399	9,204
Minority interest share of adjustments	16,527			10,983
Other potentially dilutive shares		507			1,155

Diluted Funds From Operations	$395,401	155,041	$2.55	$409,414	149,614	$2.74

Contact Information:

Investors:

Shona Bedwell

(317) 808-6169

shona.bedwell@dukerealty.com

Randy Henry

(317) 808-6060

randy.henry@dukerealty.com

Media:

Joel Reuter

(317) 808-6137

joel.reuter@dukerealty.com